                                                                    EXHIBIT 99.1

       STERLING CONSTRUCTION COMPANY, INC. ANNOUNCES THIRD QUARTER RESULTS

Contact:  Joseph Harper, President                   (281) 821 9091
          Maarten Hemsley, Chief Financial Officer   (781) 934 2219

Wilmington, DE... November 13, 2003. Sterling Construction Company, Inc. (OTC Bulletin Board "STCS"), ("Sterling" or the "Company"), today announced results of operations for its third quarter and nine months ended September 30, 2003. Sterling operates through two subsidiaries, Sterling Houston Holdings, Inc. ("Construction"), a heavy civil construction company that specializes in municipal and state highway contracts for paving, bridge, water and sewer and light rail projects, and Pittsburgh-based Steel City Products, Inc. ("Distribution"), one of the largest distributors of automotive accessories, pet supplies and lawn and garden products in the Northeastern United States.

The Company reported total revenues for the third quarter of $41.4 million and pre-tax income (before minority interest) of $2.4 million. Net income was $2.3 million, or 34 cents per share on a diluted basis. In the prior year third quarter revenues were $32.5 million and pre-tax income (before minority interest) was $1.1 million, with net income of $1.2 million, or 21 cents per share on a diluted basis. The Company's Earnings Before Interest, Taxes and Depreciation ("EBITDA") was $4.1 million in the third quarter, compared with $2.5 million in the prior year period.

For the first nine months, the Company reported total revenues of $132.4 million and pre-tax income (before minority interest) of $7.8 million. Net income was $5.1 million, or 80 cents per share on a diluted basis. In the first nine months of last year, revenues were $96.2 million and pre-tax income (before minority interest) was $3.3 million, with net income of $2.3 million, or 39 cents per share on a diluted basis. Total EBITDA for the first nine months was $12.0 million, an increase of $4.8 million over the prior year.

Commenting on the operating results, Joseph Harper, the Company's President, said that the improvement in revenues and profits in this year's third quarter and first nine months resulted from the excellent performance of the Construction segment, which enjoyed higher revenues on municipal contracts and benefited from the addition of the Kinsel business acquired in September 2002, further enhanced by generally favorable weather throughout the period. At September 30, 2003 Construction had a contract revenue backlog of approximately $126 million. Mr. Harper noted that, despite the strong contract backlog, the Company's principal municipal customers are experiencing budgetary constraints, so that the current high revenue levels and profit margins may not be indicative of future results.

Maarten Hemsley, the Company's Chief Financial Officer, noted that the Company reevaluated its deferred tax asset in the third quarter and due to the improved operating performance reduced the valuation allowance by approximately $702,000. Almost all federal taxes are sheltered by the Company's substantial tax loss carryforwards. In this regard, he noted that consolidated profits in the first nine months of fiscal 2003, net of minority interest, but before the tax charge, were equal to $1.05 cents per share on a diluted basis.

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              STERLING CONSTRUCTION COMPANY, INC. AND SUBSIDIARIES
            CONSOLIDATED CONDENSED RESULTS OF OPERATIONS (unaudited)

                                                             THREE            THREE             NINE              NINE
                                                             MONTHS          MONTHS            MONTHS            MONTHS
                                                             ENDED            ENDED            ENDED              ENDED
                                                           SEPTEMBER        SEPTEMBER        SEPTEMBER          SEPTEMBER
                                                            30, 2003        30, 2002          30, 2003          30, 2002
                                                          ------------    -------------    --------------     -------------
Contract revenues ...................................     $     36,630     $     27,458      $    116,167     $     77,724
Sales ...............................................            4,746            5,062            16,218           18,468
                                                          ------------     ------------      ------------     ------------
                                                          $     41,376     $     32,520      $    132,385     $     96,192
                                                          ------------     ------------      ------------     ------------

Cost of contract revenues earned ....................           31,501           24,193           102,730           69,082
Cost of goods sold, including occupancy, buying and
      warehouse expenses ............................            4,072            4,296            13,836           15,497
Selling and administrative expenses .................            2,470            2,287             6,238            6,482
Interest expense, net of interest income ............              444              619             1,736            1,792
                                                          ------------     ------------      ------------     ------------
                                                                38,487           31,395           124,540           92,853
                                                          ------------     ------------      ------------     ------------
Income before minority interest and income taxes ....            2,889            1,125             7,845            3,339

Minority interest in net earnings of subsidiary .....              454              260             1,224              655
                                                          ------------     ------------      ------------     ------------
Income before taxes .................................            2,435              865             6,621            2,684

Income tax expense, net of deferred tax benefit .....              143             (376)            1,561              376
                                                          ------------     ------------      ------------     ------------

Net income ..........................................     $      2,292     $      1,241      $      5,060     $      2,308
                                                          ============     ============      ============     ============
Basic and diluted net income per share:

Basic ...............................................     $       0.45     $       0.25      $       1.00     $       0.46
Diluted .............................................     $       0.34     $       0.21      $       0.80     $       0.39

Weighted average number of shares outstanding used in computing basic and diluted per share amounts:

Basic ...............................................        5,073,349        5,055,516         5,070,084        5,055,516
Diluted .............................................        6,712,633        5,901,231         6,308,516        5,860,258

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995 such as the statement with respect to future results. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks.

                                   * * * * *